EXHIBIT 10.8
DIRECTORS SUPPLEMENT LIFE INSURANCE/SPLIT DOLLAR PLAN
THE JUNIATA VALLEY BANK
DIRECTOR SPLIT DOLLAR AGREEMENT
THIS AGREEMENT is made and entered into this day of                    , 2001, by and between THE JUNIATA VALLEY BANK, a state-chartered commercial bank located in Mifflintown, Pennsylvania (the “Bank”), and (the “Director”), intending to be legally bound hereby.
INTRODUCTION
To encourage the Director to continue to serve on the Board of Directors of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Director’s life. The Bank will pay life insurance premiums from its general assets.
ARTICLE 1
GENERAL DEFINITIONS
The following terms shall have the meanings specified:
1.1 “Change in Control” means any of the following:
(A) any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or Affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or
(B) the liquidation or dissolution of the Corporation or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation to an entity which is not a direct or indirect subsidiary of the Corporation; or
(C) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or
(D) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or
(E) any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Director; or
(F) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.
Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s service did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.
1.2 “Corporation” means The Juniata Valley Financial Corp.
1.3 “Disability” means the Director suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Bank, permanently prevents the Director from performing substantially all of the Director’s normal duties for the Bank. As a condition to any benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.
1.4 “Insured” means the Director.
1.5 “Insurer” means Jefferson Pilot Life Insurance Company.
1.6 “Policy” means insurance policy # JP0053696 issued by the Insurer.
1.7 “Termination of Service” means the Director ceasing to be a member of the Board of Directors of the Bank or the Corporation for any reason other than death.
1.8 “Vested Insurance Benefit” means the Bank will provide the Director with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Article 5. Article 3 explains how a Director achieves vested status.
1.9 “Years of Service” means the total number of continuous years of service as a director of the Bank or the Corporation, inclusive of any years of service as a director of Lewistown Trust Company and inclusive of any approved leaves of absences.
ARTICLE 2
POLICY OWNERSHIP/INTERESTS
2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall be the direct beneficiary of the death proceeds of the Policy remaining after the Director’s interest is determined according to Section 2.2 below.
2.2 Director’s Interest. Subject to the forfeiture provisions of Section 3.2, the Director shall have the right to designate the beneficiary of $25,000 of death proceeds while serving on the Bank’s (or Corporation’s) Board, or if not serving on the Board, if the Director has a Vested Insurance Benefit pursuant to Section 3.1. The Director shall also have the right to elect and change settlement options that may be permitted.
2.3 Comparable Coverage. If the Director has a Vested Insurance Benefit that has not been forfeited, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Director’s interest in the Policy. However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.
2.4 Offer to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Director or the Director’s transferee the option to purchase the Policy for a period of thirty (30) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not apply if the Director terminated service without attaining a Vested Insurance Benefit or if a forfeiture of benefits occurred pursuant to Section 3.2, in either of which events Bank may sell, surrender or transfer ownership of the Policy without notice to Director or Director’s beneficiary.

ARTICLE 3
VESTING
3.1 Vested Insurance Benefit. The Director shall have a Vested Insurance Benefit equal to the Director’s interest as set forth in paragraph 2.2 herein at the earliest of the following events:
3.1.1 If death occurs while the Director is a member of the Board of Directors of the Bank or the Corporation;
3.1.2 Continuing to serve on the Board until the combination of the Director’s age and Years of Service equals or exceeds 72;
3.1.3 Termination of Service on or after age 65;
3.1.4 Termination of Service due to Disability;
3.1.5 The occurrence of a Change in Control while the Director is a member of the Board of Directors of the Bank or the Corporation, provided that the Director does not resign his position as a member of the Board of Directors prior to consummation of the transaction which constitutes the Change in Control; or
3.1.6 At the discretion of the Board of Directors if there are other circumstances not addressed in Sections 3.1.2, 3.1.3, 3.1.4 or 3.1.5 of this Agreement.
3.2 Forfeiture of Benefit. Notwithstanding the provisions of Section 3.1, the Director will forfeit his or her Vested Insurance Benefit: (1) if the Director violates any of the provisions detailed in Article 5 or, (2) if the payment of the benefit would violate any federal or state banking regulations.
ARTICLE 4
PREMIUMS
4.1 Premium Payment. The Bank shall pay any premiums due on the Policy.
4.2 Imputed Income. The Bank shall impute income to the Director in an amount equal to the current term rate for the Director’s age multiplied by the aggregate death benefit payable to the Director’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.
ARTICLE 5
FORFEITURE OF BENEFIT
5.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. Section 359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. Section 359.4.
5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if the Bank terminates the Director’s service for:
(a) Gross negligence or gross neglect of duties;
(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or
(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy resulting in an adverse effect on the Bank.
5.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
5.4 Competition. No benefits shall be payable if the Director, without the prior written consent of the Bank, violates the following described restrictive covenants.
5.4.1 Non-compete Provision. The Director shall not, for the term of this Agreement and until all benefits have been distributed, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly traded company):
(i) become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or any financial institution, as that term is defined in the Gramm-Leach-Bliley Act of 1999, Pub. L. 106-102, that has its main office, a branch office, or conducts any business within a forty (40) mile radius of Mifflintown, Pennsylvania; or
(ii) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Corporation or any of its subsidiaries during the three (3) year period immediately prior to the termination of the Director’s service; or
(iii) assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Corporation or any of its subsidiaries or transaction involving the Corporation or any of its subsidiaries; or
(iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold by the Corporation or any of its subsidiaries (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Director or the Corporation or any of its subsidiaries provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Director’s service; or
(v) divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Corporation or any of its subsidiaries, including, but not limited to, the names and addresses of customers of the Corporation or any of its subsidiaries, as they may have existed from time to time or of any of the Corporation’s or any of its subsidiaries’ prospective customers, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Corporation or any of its subsidiaries, earnings or other information concerning the Corporation or any of its subsidiaries. The restrictions contained in this subparagraph (v) apply to all information regarding the Corporation or any of its subsidiaries until it becomes known to the general public from sources other than the Director.
5.4.2 Judicial Remedies. In the event of a breach or threatened breach by the Director of any provision of these restrictions, the Director recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Corporation or any of its subsidiaries, and further recognizes that in such event monetary damages may be inadequate to fully protect the Corporation or any of its subsidiaries. Accordingly, in the event of a breach or threatened breach of this Agreement, the Director consents to the Corporation’s or any of its subsidiaries’ entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Corporation’s or any of its subsidiaries’ rights hereunder and preventing the Director from further breaching any of his obligations set forth herein. The Director expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Corporation or any of its subsidiaries post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Corporation or any of its subsidiaries from pursuing any other remedies available to the Corporation or any of its subsidiaries at law or in equity for such breach or threatened breach, including the recovery of damages from the Director. The Director expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4.1 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Corporation or any of its subsidiaries in Section 5.4.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4.1 will not be materially adverse to the Director’s service with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.
5.4.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.
5.4.4 The non-compete provision detailed in Section 5.4.1 shall not be enforceable following a Change in Control.
5.5 Suicide or Misstatement. No benefits shall be payable if the Director commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Director on any application for life insurance purchased by the Bank, or any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial. The Bank shall have no liability to the Director for any denial of coverage by the insurance company.
ARTICLE 6
ASSIGNMENT
The Director may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event the Director transfers all of the Director’s interest in the Policy, then all of the Director’s interest in the Policy and in the Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder and the Director shall have no further interest in the Policy or in this Agreement.
ARTICLE 7
INSURER
The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.
ARTICLE 8
CLAIMS PROCEDURE
Any dispute, controversy or claim arising out of or under this agreement or its performance shall first be negotiated by the parties, and if an acceptable resolution does not result, shall be submitted to arbitration which shall be exclusive, final, binding and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear the fees and expenses of its counsel and witnesses, and the cost of the arbitration shall be borne as set forth in the award, or in the absence of an award or a specific determination by the arbitrator or agreement of the parties, shall be borne equally by the parties. At any time before the arbitrator has served upon the parties a written award, the parties may resolve the dispute by settlement, whereupon they shall direct the arbitrator to cease his or her deliberations and render a final accounting of fees and expenses to be paid by the parties in accordance with the foregoing. Any decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction and may be enforced as such in accordance with the provisions of the award. This agreement to arbitrate shall be specifically enforceable by the parties, and they confirm that they intend that all disputes, controversies or claims of any kind shall be arbitrated. Arbitration proceedings shall be held in Mifflintown, Pennsylvania, or in such other locale on which the parties may mutually agree.
ARTICLE 9
AMENDMENT OR TERMINATION
This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director, except for the automatic termination provisions provided in Article 5.
ARTICLE 10
MISCELLANEOUS
10.1 Binding Effect. This Agreement shall bind the Director and the Bank, their successors, beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.
10.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Bank, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain a Director nor interfere with the Director’s right to terminate services at any time.
10.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
10.4 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank.

10.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.
10.6 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.
10.7 Administration. The Bank shall have powers which are necessary to administer this Agreement, including, but not limited to:
10.7.1 Interpreting the provisions of the Agreement;
10.7.2 Establishing and revising the method of accounting for the Agreement;
10.7.3 Maintaining a record of benefit payments; and
10.7.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
10.8 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.
10.9 Recovery of Estate Taxes. If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.
IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.
DIRECTOR: BANK:
THE JUNIATA VALLEY BANK

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By execution hereof, The Juniata Valley Financial Corp. consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST: CORPORATION: THE JUNIATA VALLEY FINANCIAL CORP.
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